Exhibit 10.1

Execution Version

AMENDMENT NO. 3 TO SECURITIES PURCHASE OPTION AGREEMENT

This Amendment No. 3 to Securities Purchase Option Agreement (this “Amendment”), is made and executed on this the 17th day of May, 2026 (the “Effective Date”), by and among Artivion, Inc., a Delaware corporation formerly known as CryoLife, Inc. (“Buyer”), Endospan Ltd., an Israeli private limited liability company (the “Company”), and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Securityholder Representative”) pursuant to Section 11.5 of that certain Securities Purchase Option Agreement entered into by and among Buyer, the Company, the Securityholders (as defined therein), and the Securityholder Representative dated September 11, 2019 (as amended as of July 1, 2024 and January 9, 2026, the “Original Purchase Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to each such term in the Original Purchase Agreement.

RECITALS

WHEREAS, Buyer, the Company, and the Securityholders entered into the Original Purchase Agreement to, among other things, provide Buyer an option (but not the obligation) to purchase (directly or indirectly through an Affiliate) 100%, but not less than 100%, of the Company Securities held by the Securityholders;

WHEREAS, it has been proposed that the Company’s Restated Articles would be amended to provide, among other things, that, if any amounts payable to shareholders of the Company in connection with a Deemed Liquidation (as defined in the current Restated Articles) are placed into escrow, retained as a holdback, or otherwise payable only upon the satisfaction of certain events or contingencies (all such consideration, the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Company shareholders in accordance with Article 82 of the Restated Articles as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation; and (b) any Additional Consideration that becomes payable to the Company shareholders upon satisfaction of such events or contingencies shall be allocated among the Company shareholders in accordance with Article 82 of the Restated Articles after taking into account the previous payment of the Initial Consideration as part of the same transaction;

WHEREAS, it has also been proposed that the Restated Articles would be amended to make certain adjustments to the allocation of consideration among the Company’s shareholders in a Deemed Liquidation, including adjustments to provide that $5.0 million of proceeds would be payable only to holders of ordinary shares of the Company that were outstanding as of April 22, 2026 (i.e., excluding ordinary shares issuable pursuant to Company Options);

WHEREAS, such amendments to the Restated Articles would also provide that consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with a Deemed Liquidation shall be deemed to be Additional Consideration, and any consideration in an Artivion Liquidation Event (as defined in the Restated Articles) that is not part of Closing Consideration shall be Additional Consideration;

WHEREAS, the Original Purchase Agreement contemplates that (a) $16.5 million will be deposited in an escrow account as the Indemnity Escrow Amount, (b) $1.0 million will be deposited in an escrow account as the Adjustment Escrow Amount, (c) $100,000 will be paid to the Securityholder Representative to serve as the Securityholder Representative’s Reserve Fund, (d) a portion of the Acquisition Consideration will be in the form of the Additional Consideration Amount, and (e) the Additional Indemnity Escrow Amount may be withheld from the Additional Consideration Amount (collectively, together with any positive Net Post-Closing Adjustment payable to the Securityholders, the “Additional Transaction Consideration”);

WHEREAS, as a result of the Company’s payment obligations with respect to Company Debt, Simple Agreements for Future Equity (SAFEs), the Company’s Incentive Bonus Plan, the liquidation preferences (including any interest accrued thereon) payable with respect to the Company’s Preferred Shares, the proposed allocation of $5.0 million of the Closing Cash Consideration to holders of the Company’s outstanding Ordinary Shares (collectively, the “Priority Payments”), it is anticipated that the Closing Consideration in the Acquisition will not be sufficient to pay the Priority Payments in full nor make any additional payments at Closing to holders of the Company’s Ordinary Shares or Company Options;

WHEREAS, as a result of the Priority Payments, it is also anticipated that holders of Company Options would not receive any portion of the Closing Consideration with respect to such Company Options, but instead would only receive proceeds from the Acquisition with respect to such Company Options in connection with the payment of the Additional Consideration Amount;

WHEREAS, as a result of the Company’s formation of a U.S. Subsidiary and the migration of certain Company Employees, certain payments to be made in connection with the Acquisition may be subject to U.S. Tax requirements; and

WHEREAS, the Company, the Buyer and the Securityholder Representative desire to amend the Original Purchase Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Amendment, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.Amendments to Definitions.

(a)    The definition of “Restated Articles” referenced in Recital H to the Original Purchase Agreement and as used in the Original Purchase Agreement is hereby amended in its entirety to read as follows:

“Restated Articles” shall mean the Company’s amended and restated articles of association, as may be amended from time to time.

             (b)    The definition of “Pro Rata Portion” set forth in Schedule 4 to the Original Purchase Agreement is hereby amended in its entirety to read as follows:

“Pro Rata Portion” shall mean (i) with respect to the Closing Consideration, for each Securityholder, the quotient obtained by dividing (a) the portion of the Closing Consideration payable to such Securityholder with respect of such Securityholder’s Company Securities, divided by (b) the portion of the Closing Consideration payable to all Company Securityholders with respect to the Company Securities held by all Securityholders, in each case in accordance with the Company’s articles of association as in effect immediately prior to Closing and the other instruments governing such Company Securities, as determined in the Consideration Schedule, and (ii) with respect to the distribution of any portion of the Indemnity Escrow Fund, the Adjustment Escrow Fund, the Securityholder Representative’s Reserve Fund, the Additional Consideration Amount, the Additional Indemnity Escrow Amount, any positive Net Post-Closing Adjustment, or other post-Closing amounts payable by Buyer to the Securityholders (each such payment or distribution, “Deferred Consideration”), for each Securityholder, the quotient determined by dividing (a) the portion of such Deferred Consideration payable to such Securityholder with respect of such Securityholder’s Company Securities, divided by (b) the portion of the Deferred Consideration payable to all Company Securityholders with respect to the Company Securities held by all Securityholders, in each case in accordance with the Company’s articles of association as in effect immediately prior to Closing and the other instruments governing such Company Securities, as determined in the Consideration Schedule (or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule); provided, however, that with respect to the Indemnity Escrow Fund, the Adjustment Escrow Fund, and the Additional Indemnity Escrow Amount, references to Securityholder and Securityholders shall include a holder or the holders, as applicable, of Company Options and Option Shares that would otherwise not be included as Securityholders but for this proviso. For the avoidance of doubt, each Securityholder’s Pro Rata Portion shall be calculated taking into account such Securityholder’s portion of Closing Consideration and Deferred Consideration, all as determined in accordance with the Company’s articles of association as in effect immediately prior to Closing and the other instruments governing such Company Securities, and as set forth in the Consideration Schedule.

2.Additional Defined Terms. The following defined terms are hereby added to Schedule 4 to the Agreement:

“Ordinary Share Priority Amount” shall mean an amount equal to $5,000,000, which, pursuant to the Company’s articles of association as in effect immediately prior to Closing, shall be payable as a portion of the Acquisition Consideration solely to holders of ordinary shares of the Company that were outstanding as of April 22, 2026, and not with respect to ordinary shares of the Company issued after April 22, 2026 or Company Options.”

“U.S. Person” means any Person that is subject to U.S. federal income Tax.

“Waived 280G Benefits” shall have the meaning set forth in Section 10.2(r).”

3.Amendment to Recitals. Recital F. of the Original Purchase Agreement is amended and restated in its entirety to read as follows:

“    F. The Securityholders are as of the date of this Agreement and will be (together with any new holders of Company Securities who execute joinders to become Securityholders) as of immediately prior to the Closing the holders of all outstanding Company Securities. Upon the Closing, subject to the terms and conditions set forth in this Agreement, Buyer will pay the Paying Agent (which, for the avoidance of doubt, will be the Trustee with respect to the 102 Options) the Closing Consideration and become obligated to pay the Additional Consideration, subject to adjustments set forth in this Agreement and reduced by the Indemnity Escrow Amount and the Adjustment Escrow Amount described below, to be allocated among the Securityholders in accordance with the Company’s Articles of Association, then in effect, as shall be described in the Consideration Schedule (as defined below); provided, however, that any portion of the Closing Consideration or Additional Consideration payable with respect to holders of Company Options who are U.S. Persons may instead be transferred by the Paying Agent to the Company’s U.S. Subsidiary and paid to the payroll agent for the Company’s U.S. Subsidiary for further distribution by the payroll agent to the applicable Securityholders.”

4.Amendment to Section 3.2 of the Original Purchase Agreement. Section 3.2 of the Original Purchase Agreement is amended and restated in its entirety to read as follows:

“3.2     Cancellation of Company Options. Subject to the terms and conditions of this Agreement, including Section 3.9, and without duplication of payment obligations with respect to Company Securities set forth elsewhere in this Agreement, immediately prior to the Closing, all the outstanding options, warrants or rights (whether or not exercisable as of the Effective Time), to acquire any Company Securities, including options to purchase shares of the share capital of the Company pursuant to the Option Plan (defined below), any other plan, or otherwise (the “Company Options”), shall be, without any further action on the part of any holder thereof, automatically cancelled and each holder of a cancelled Company Option shall be entitled to receive, with respect to the applicable Company Option, an amount in cash (or, if the Buyer elects the Alternate Buyer Option, an amount in cash plus Buyer Shares, if such holder of Company Options is an Eligible Securityholder, with the Buyer Share Consideration to be allocated to the Securityholders and holders of Company Options who are Eligible Securityholders) pursuant to the Consideration Schedule, which shall be calculated as follows: (a) the total number of ordinary shares of the Company into which the Company Option is vested and exercisable as of the Closing, multiplied by (b) an amount from the Closing Consideration equal to the per share amount payable pursuant to this Agreement in consideration for each ordinary share of the Company, if any (excluding the Ordinary Share Priority Amount) (as determined pursuant to the Company’s Articles of Association as in effect immediately prior to Closing, as shall be set forth in the Consideration Schedule or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule), minus the exercise price per ordinary share of the Company subject to such Company Option payable upon exercise thereof, pursuant to the respective Contract governing the Company Option; provided, however, that if the exercise price for such Company Option exceeds the consideration for each ordinary share of the Company (excluding the Ordinary Share Priority Amount), such Company Option shall not receive any of the Closing Consideration; all as shall be set forth in the Consideration Schedule or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule. In addition, upon payment of the Adjusted Additional

Consideration Amount (defined below) pursuant to Section 4.2(c) below, each holder of Company Options shall be entitled to receive, with respect to the applicable Company Option, an amount calculated as follows: (i) the total number of ordinary shares of the Company into which the Company Option was vested and exercisable as of the Closing, multiplied by (ii) an amount from the Adjusted Additional Consideration Amount equal to the per share amount payable pursuant to this Agreement in consideration for each ordinary share of the Company, if any (excluding the Ordinary Share Priority Amount) (as determined pursuant to the Company’s Articles of Association as in effect immediately prior to Closing, as shall be set forth in the Consideration Schedule or, if delivered pursuant to Section 4.2(c), the Updated Consideration Schedule), minus the exercise price per ordinary share of the Company subject to such Company Option payable upon exercise thereof (unless such exercise shall have already been reduced from the portion of the Closing Consideration payable with respect to such Company Option), pursuant to the respective Contract governing the Company Option; provided, however, that if the exercise price for such Company Option exceeds the portion of the Adjusted Additional Consideration Amount payable for each ordinary share of the Company (excluding the Ordinary Share Priority Amount), such Company Option shall not receive any of the Adjusted Additional Consideration Amount; all as shall be set forth in the Updated Consideration Schedule delivered pursuant to Section 4.2(c). As of the Closing, any and all unvested Company Options shall be, without any further action on the part of any holder thereof, automatically terminated, cancelled and of no further force or effect. In the event of any conflict between the terms of any Contract providing for any Company Option and this Agreement, the terms of this Agreement shall prevail. This Section 3.2 shall be deemed an amendment to any Contract providing for any Company Option for all intents and purposes.”

5.Amendment to Section 3.5(a) of the Original Purchase Agreement. Section 3.5(a) of the Original Purchase Agreement is amended and restated in its entirety to read as follows:

“(a)    Closing Consideration Payments. On the terms and subject to the conditions of this Agreement, including the provisions of Section 3.5(b) and the adjustment set forth in Section 4.1, in full consideration for the transfer (or cancellation, surrender or termination, as applicable, pursuant to Section 3.2 or Section 3.9) of all of the Company Securities to Buyer, immediately upon the Closing, Buyer shall (i) pay or cause to be paid to the Paying Agent (which, for the avoidance of doubt, will be the Trustee with respect to the 102 Options) for further distribution by the Paying Agent (pursuant to Section 3.5(e) with respect to the 102 Options) to each of the Securityholders their respective portion of (1) the Closing Cash Consideration, or (2) if Buyer exercises the Buyer Alternate Option, in Buyer’s sole and absolute discretion, the Alternate Closing Cash Consideration, in each case less the applicable Taxes and amounts required to be withheld pursuant to Section 3.6, and (ii) only to the extent Buyer exercises the Alternate Buyer Option, issue or cause to be issued to each Securityholder their respective portion of the Buyer Share Consideration, in each case, all as determined pursuant to the Company’s Articles of Association as in effect immediately prior to Closing and in accordance with the Consideration Schedule; provided, however, that any portion of the Closing Cash Consideration or Alternative Closing Cash Consideration that is to be paid with respect to holders of Company Options who are U.S. Persons may instead be transferred by the Paying Agent to the Company’s U.S. Subsidiary and paid to the payroll agent for the Company’s U.S. Subsidiary for further distribution by the payroll agent to the applicable Securityholders, in each case less the applicable Taxes and amounts required to be withheld pursuant to Section 3.6. The Paying Agent (or the payroll agent for the Company’s U.S. Subsidiary, as applicable) shall distribute the Closing Cash Consideration or Alternate Closing Cash Consideration, as applicable, in accordance with the Consideration Schedule, by initiating a bank wire transfer of immediately available funds to accounts designated in writing by the Securityholders. Buyer shall pay the Securityholder Representative’s Reserve Fund to the account specified by the Securityholder Representative to be utilized by the Securityholder Representative in accordance with this Agreement, including Section 11.5(h). In the event Buyer exercises the Alternate Buyer Option, Buyer shall also cause the Buyer Share Consideration to be issued to the Eligible Securityholders in accordance with their respective allocations in accordance with the Consideration Schedule (defined below), provided, that if one or more Securityholders are not Eligible Securityholders, (i) such Securityholders’ allocation of the Alternate Closing Cash Consideration shall be proportionally increased and they shall receive no portion of the Buyer Share Consideration, and (ii) the remaining Securityholders’ allocation of the Buyer Share Consideration shall be proportionally increased and their allocation of the Alternate Closing Cash Consideration shall be proportionally decreased.”

6.Amendment to Section 4.2(c) of the Original Purchase Agreement. Section 4.2(c) of the Original Purchase Agreement is amended and restated in its entirety to read as follows:

“     (c)    Within ten (10) Business Days after the Additional Consideration Amount has been finally determined or agreed to in writing between Buyer and the Securityholder Representative, the Securityholder Representative shall update the Consideration Schedule to include (i) each Securityholder’s share of the Adjusted Additional Consideration Amount, payable to each such Securityholder with respect to their respective Company Securities (or cancellation of Company Options pursuant to Section 3.2, as applicable) and (ii) each Securityholder’s portion of the Indemnity

Escrow Amount and Adjustment Escrow Amount, as applicable, updated to reflect the allocation of the Adjusted Additional Consideration Amount, all as determined pursuant to the Company’s articles of association as in effect immediately prior to Closing (the “Updated Consideration Schedule”), and deliver such Updated Consideration Schedule to Buyer and the Paying Agent. Within fifteen (15) calendar days thereafter (the “Additional Consideration Payment Date”), Buyer shall (A) pursuant to Section 3.5(d), deposit or cause to be deposited with the Escrow Agent an amount in cash equal to the Additional Indemnity Escrow Amount to be maintained in the Indemnity Escrow Fund on the terms set forth herein, and (B) pay or cause to be paid to the Paying Agent for further distribution to each of the Securityholders their respective portion of an amount equal to (i) the Additional Consideration Amount minus (ii) the Additional Indemnity Escrow Amount, minus (iii) any other amounts due and payable to any Buyer Indemnified Person pursuant to Article IV or Article XI of this Agreement, minus (iv) any fees and costs of the Arbitration Firm to be borne by the Securityholders pursuant to Section 4.2(b), as may be further reduced by applicable Taxes and amounts required to be withheld pursuant to Section 3.6 (such amount, the “Adjusted Additional Consideration Amount”), all as determined pursuant to the Company’s Articles of Association as in effect immediately prior to Closing in accordance with the Updated Consideration Schedule; provided, however, that any portion of the Adjusted Additional Consideration that is to be paid with respect to holders of Company Options who are U.S. Persons may instead be transferred by the by the Paying Agent to the Company’s U.S. Subsidiary and paid to the payroll agent for the Company’s U.S. Subsidiary for further distribution by the payroll agent to the applicable Securityholders, in each case less the applicable Taxes and amounts required to be withheld pursuant to Section 3.6. Any fees and costs of the Arbitration Firm pursuant to Section 4.2(b) so withheld, shall, only to the extent the Arbitration Firm has not been paid the fees due and payable to the Arbitration Firm pursuant to Section 4.2(b), be transferred by Buyer to the account specified by the Securityholder Representative, and shall be paid by the Securityholder Representative to the Arbitration Firm. Each Securityholder hereby (i) releases, acquits and forever discharges Buyer and its Affiliates from any and all claims whatsoever in connection with the calculation, allocation, payment and/or distribution of the payments in accordance with the Consideration Schedule and the Updated Consideration Schedule, and (ii) agrees to hold harmless Buyer and its Affiliates from any Liabilities arising out of or relating to the Company’s or the Securityholder Representative’s calculations, allocations, payments and/or distributions in accordance with the Consideration Schedule and the Updated Consideration Schedule. The Paying Agent (or the payroll agent for the Company’s U.S. Subsidiary, as applicable) shall distribute the Adjusted Additional Consideration Amount by initiating a bank wire transfer of immediately available funds to accounts designated in writing by the Securityholders. The Paying Agent (or the payroll agent for the Company’s U.S. Subsidiary, as applicable) shall be responsible for the distribution of the Adjusted Additional Consideration Amount delivered by Buyer to the Paying Agent (or the payroll agent for the Company’s U.S. Subsidiary, as applicable) in accordance with the Updated Consideration Schedule. Upon paying the Adjusted Additional Consideration Amount to the Paying Agent (or the payroll agent for the Company’s U.S. Subsidiary, as applicable), Buyer shall have fulfilled its obligation to pay the Adjusted Additional Consideration Amount hereunder.”

7.Amendment to Section 7.19(b) of the Original Purchase Agreement. Section 7.19(b) of the Original Purchase Agreement is amended to add at the end of Section 7.19(b) a new subsection (xxxvii), which shall provide as follows:

“    (xxxvii)        There is no agreement, plan, arrangement or other Contract covering any current or former Employee or any other “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b) of the Code. There is no Contract that requires the payment of a Tax gross-up, indemnity, or reimbursement payment to any Employee under Section 280G of the Code.”

8.Amendment to Section 9.11 of the Original Purchase Agreement. The last sentence of Section 9.11 of the Original Purchase Agreement is amended and restated in its entirety to read as follows:

“The Company shall obtain “tail” director and officer insurance and “tail” product liability insurance prior to the Closing (the “D&O Tail Policy”), which by its terms shall survive the Closing and shall provide runoff coverage for not less than seven (7) years following the Closing Date, having limits, terms and conditions no less favorable in all material respects than the terms of the D&O and product liability insurance policies currently maintained by the Company. Buyer shall cause the Company (and its successors) following the Closing not to terminate such insurance policies.”

9.Amendment to Section 10.2 of the Original Purchase Agreement. Section 10.2 of the Original Purchase Agreement is amended to add at the end of Section 10.2 a new subsection (r), which shall provide as follows:
“    (r)    Section 280G Matters. With respect to any payments or benefits that the Company reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any service providers thereof, the Company shall have (i) solicited from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) who has a right to any payments or benefits as a result of or in connection with the Acquisition that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) a waiver of such Person’s rights to some or all of such payments or benefits applicable to such Person (the “Waived 280G Benefits”), so that all remaining payments or benefits, if any, applicable to such Person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code (each, a “280G Waiver”); (ii) delivered to Buyer copies of any executed 280G Waivers; and (iii) delivered to Buyer evidence reasonably satisfactory to Buyer of the outcome of a vote of the Company’s shareholders held at least one (1) day prior to the Closing Date, in conformance with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, approving or disproving the right of any “disqualified individual” to receive the Waived 280G Benefits.”

10.Amendment to Schedule 10 of the Original Purchase Agreement. Schedule 10 to the Original Purchase Agreement is amended and restated in its entirety to provide as set forth in Schedule 10 attached hereto.

11.Full Force and Effect. Except as expressly amended hereby, all other terms of the Original Purchase Agreement (as amended hereby) shall continue in full force and effect. Without limiting the foregoing, the terms of Article XIII of the Original Purchase Agreement (as amended hereby) shall apply to this Amendment as if fully set forth herein.

12.Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same Contract and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Securities Purchase Option Agreement as of the date first written above.
ENDOSPAN LTD.

By:    /s/ Kevin Mayberry
Name:    Kevin Mayberry
Title:    Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO.3 TO SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Securities Purchase Option Agreement as of the date first written above.

ARTIVION, INC.

By:    /s/ James Patrick Mackin
Name:    James Patrick Mackin
Title:    Chief Executive Officer
SIGNATURE PAGE TO AMENDMENT NO.3 TO SECURITIES PURCHASE OPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Securities Purchase Option Agreement as of the date first written above.
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative
By:    /s/ Casey McTigue
Name:    Casey McTigue
Title:    Managing Director
SIGNATURE PAGE TO AMENDMENT NO.3 TO SECURITIES PURCHASE OPTION AGREEMENT

Schedule 10

Special Indemnification Matters

Losses arising out of, in connection with, or resulting from any of the following:

1.     To the extent not paid by the Company or the Securityholders, any bonuses or other change of control payments paid or to be paid to Employees in connection with the Acquisition, including any applicable Transaction Payroll Taxes in connection therewith;

2.     Any severance or termination payments payable to any Employee in connection with the termination of any Employee (including Transaction Payroll Taxes) except to the extent that the Company funded such payments in full prior to Closing, but only to the extent such payments arise out of Contracts entered into between the Company and such Employee prior to the Closing Date;

3.     Undisclosed Liabilities to any of the Securityholders or Affiliates of any of the Securityholders or officers, directors, managers or members of the Company or their respective Affiliates required to be disclosed in Article VI;

4.     In the event the Horizon Disposition does not occur, any payments to be made by Buyer or its Affiliates (including the Company) to the IIA in connection with the exercise of the Buyer Option and the Acquisition;

5.     Obtaining and attempting to obtain the (i) consents, waivers and approvals of, and notices set forth on Schedule 6, (ii) terminating the Contracts set forth on Schedule 8, and (iii) amending the Contracts set forth on Schedule 9;

6.     Terminating the relationship by and between the Company and TDMedical BV (“TDMedical”), including payment of any termination fee, settlement payment, damages award, or other payment payable to TDMedical arising out of or related to the Letter Agreement by and between the Company and TDMedical, dated August 7, 2013;

7.     Terminating the relationship by and between the Company and Innova HTS Srl (“Innova”), including payment of any termination fee, settlement payment, damages award, or other payment payable to Innova arising out of or related to the Letter Agreement by and between the Company and Innova, dated August 7, 2015, including resolution of the claims raised by Innova via letter to the Company dated March 18, 2019, and any claims related thereto;

8.     Claims by any holder of Company Options or Option Shares to the extent such claims would have been released as a Released Holder Claims if the provisions of Section 9.12 were enforceable against such holder; provided that this item 8 does not apply with respect to claims by a holder of Company Options or Option Shares who is bound by this Agreement or a Joinder as a Securityholder, other than by proxy; and

Schedule 10
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9.    To the extent that the Company, Buyer, or their respective Affiliates incur any Liability (including without limitation Liability for Taxes, Tax reporting, Tax withholding, and Tax remittance) arising out of or related to Kevin Mayberry’s performance of CEO services through his Puerto Rican legal entity, “Solimar Consulting LLC” during the period from January 1, 2026 through Closing that is not reimbursed fully to the Company, Buyer, or their respective Affiliates pursuant to that certain Indemnity Letter Agreement, dated as of January 1, 2026, by and among the Company, Kevin Mayberry, and Solimar Consulting LLC;

in each case, unless such payments or Liabilities, if applicable, (1) were reflected in the calculation of Initial Working Capital, Updated Working Capital and Post-Closing Working Capital Adjustment, and (2) were included in the calculation of Third Party Transaction Expenses, Excess Third Party Transaction Expenses, Adjustment Items, Excess Adjustment Items, Company Debt and Excess Company Debt.
Schedule 10
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